Exhibit 10.1

GRACE	Personnel Policies

Annual Incentive Compensation Program	Policy No. 8.40

PURPOSE:

The Annual Incentive Compensation Program (AICP) is the bonus program for regular non-sales salaried employees in Bands 1-4 who are not eligible for any other annual incentive plan.  Grace offers the AICP program as a way to share in Grace’s financial success.

The AICP program was designed to support:

1.               The focus of employees on achieving Grace’s financial performance targets

2.               The concept of measurements as a way to improve performance

3.               Grace’s “pay for performance” philosophy.

SCOPE:

The AICP covers all regular salaried employees in Bands 1-4 who are not eligible to participate in other incentive plans and whose individual performance rating is “good” or higher. Except as specified below, eligible employees must be actively employed by Grace through the payout date, which will typically be made in early March. Awards will be prorated for eligible employees who did not work for Grace for the full year.

POLICY:

The pool is currently designed so that it will be funded based on the performance metrics emphasizing Adjusted Operating Cash Flow and Adjusted EBIT.  The total incentive award pool is capped at 200% of the total of all targeted awards.

Each year employees eligible for the AICP receive a letter informing them of their target award percentage (of base salary) for the current year. The grade that an employee’s job is assigned to generally determines the target award percentage.

It is expected that any employee whose performance is rated at the “Needs Improvement” or “Unsatisfactory” performance level will not receive an AICP award payment. The actual award payments are determined based on Grace’s performance and management’s evaluation of the employee’s individual performance and contributions to Grace.

The maximum actual award payment for any individual is 300% of the individual’s award target, excluding members of the Grace Leadership Team who are capped at 200%.

The salary for non-US employees is converted to US dollars based on the current Finance exchange rate for incentive accrual. Their AICP payment recommendation,

which is initially determined in US dollars during the process, is then converted to a percent of salary.  This percent is applied to their salary in local currency and the payment is made through their country’s payroll system in local currency.

New Hires/Promotions

A new hire may be considered by management for a prorated award in the AICP program if the new hire has more than three months’ service during the applicable year (i.e. the employee commences employment prior to October 1st).

An employee who is promoted from one eligible position to a higher-graded eligible position will have his/her award calculated and determined on the basis of the time in each position at the corresponding target award and base salary.

In the case of an employee entering the program from a sales-incentive eligible job, his/her eligibility will commence when the employee becomes ineligible to participate in a sales incentive program as a result of the job change.

Terminations of Employment

An Employee whose employment terminates prior to the date on which AICP awards are paid would generally not be eligible for an AICP award payment except in the case of death or disability.

Policy No: 8.40	Last Modified: May 2010